UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 3, 2013
PATRIOT MINEFINDERS INC.
(Exact name of registrant as specified in its charter)
Nevada	000-53848	30-0692325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
700 – 510 West Hastings Street, Vancouver, British Columbia, Canada		V6B 1L8
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(619) 688-6505
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 8 Other Events

Item 8.01

Other Events.

On January 3, 2013, Patriot Minefinders Inc. (“the Registrant”) issued a news release to announce exploration plans for 2013. In addition to exploration targeting new discoveries, the Registrant will focus on the KM 66 project that includes an advanced stage silver-gold deposit located in the mining friendly and prolific silver belt in the state of Durango, Mexico.

The KM 66 project contains a historical (2008) indicated resource of 22,297,800 silver equivalent ounces (6,585,900 tonnes grading 28 g/t silver, 0.09 g/t gold, 0.41% lead, 1.14% zinc) and a further 6,305,000 silver equivalent ounces (2,027,900 million tonnes grading 34 g/t silver, 0.13 g/t gold, 0.54% lead, 0.81% zinc) in the inferred category using a cut-off grade of 50 g/t silver equivalent in the La Gloria and Las Palmitas areas (“La Gloria”)*.  In 2013 the Registrant plans to update the historic resource to current NI 43-101 standards and carry out a Preliminary Economic Assessment to determine the potential economics of the project.

KM 66 covers a five kilometre-long trend of mineralization that includes the La Gloria and Las Palmitas breccia-hosted epithermal silver-gold-lead-zinc deposits.  The style of mineralization in KM 66 exhibits similarities to Goldcorp’s Penasquito and Camino Rojo deposits and the Registrant’s focus will be on expanding the La Gloria deposit area.  The Registrant believes that the breccia zone which hosts the deposit has not been defined and that the precious and base metal mineralization identified to date on KM 66 is indicative of a larger mineral system under shallow cover.

To expand the size of La Gloria, the Registrant plans to conduct ground geophysical survey along the mineralized trend and diamond core drilling.  Drilling will include holes to confirm extensions of the La Gloria deposit in the immediate areas.  The Registrant also plans to conduct ground geophysical survey on the recently discovered Victorinos target five kilometers east of La Gloria.  Recent work by Bearing Resources Ltd. (“Bearing”) has defined a 500m by 600m gold-silver-lead-zinc soil anomaly hosted by rhyolite.  Victorinos is a volcanic-hosted bulk-tonnage silver base metal deposit and rock sampling has indicated silver in sheeted and disseminated zones in altered rhyolite and local high grade silver base metal veins.  The Registrant expects to test some of the targets defined by geophysics and soil geochemistry in 2013.

The work program in 2013 will be managed by Bearing Resources Ltd., the Registrant’s partner on the project. Under the terms of the LOI (see press release November 28, 2012) the Registrant has the option to earn up to 75%

interest on the project.  Bearing has significant experience in the area and has a technical team on the ground which makes this arrangement beneficial to the Registrant at this stage of work.  In 2013, the Registrant will focus on the expansion, definition and preliminary economic assessment of the advanced stage silver deposit at KM 66 and on exploration around that area and will not be proceeding with the joint venture with San Marco Minerals on the La Buena project.

The Registrant and Bearing caution the reader that the resource mentioned in this news release, prepared by Wardrop Engineering (“Wardrop”) in 2008 for Great Panther Resources Ltd., is considered a “historical estimate” under NI 43-101 and a qualified person from the Registrant has not done sufficient work to classify the historical estimate as a current mineral resource. The Registrant and Bearing are not treating the historical estimate as a current mineral resource.

*Based on a Technical Report dated May 8, 2008 prepared by Wardrop Engineering (“Wardrop”) of Vancouver, B.C. for Great Panther Silver Ltd. which previously held an option to acquire KM 66. Metal prices and recoveries used by Wardrop were US $9.55 per ounce and 76 per cent, respectively, for silver, US $530 per ounce and 70 per cent for gold, US $0.63 per pound and 80 per cent for lead, and US$1 per pound and 80 per cent for zinc. Copy of the report titled “Technical Report on the Mapimi Project, Mexico” can be found at www.sedar.com under the profile of Great Panther.

Item 9.01	Financial Statements and Exhibits
99.1	News Release dated January 3, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRIOT MINEFINDERS INC.
/s/ John H. Schweitzer
John H. Schweitzer
President and Director

Date:	January 3, 2013